EXHIBIT 99.2

Date:   June 17, 2003

Contact:	Susie Hereden Media Relations (918) 573-2278 SUSIE.HEREDEN@WILLIAMS.COM	Paula Farrell Investor Relations (918) 573-9233 PAULA.FARRELL@WILLIAMS.COM

Williams Energy Partners Announces New Owner of Its General Partner and of a Majority of its Limited Partner Interests

TULSA, Okla. - Williams Energy Partners L.P. (NYSE: WEG) announced today that Williams (NYSE:  WMB) and WEG Acquisitions, L.P. (Buyer) consummated the previously announced sale by Williams of its 54.6 percent interest in WEG, including the general partner interest in WEG, to the Buyer.  The Buyer is a Delaware limited partnership recently formed by the private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P.

The Buyer now owns a combined 54.6 percent interest in WEG through its ownership of 100 percent of the ownership interests of WEG’s general partner, 1.1 million common units, 5.7 million subordinated units and 7.8 million class B common units representing limited partner interests in WEG.

In connection with the acquisition, the members of the board of directors of WEG’s general partner resigned from the board, other than Don Wellendorf, WEG’s chief executive officer, who will continue to serve as a director.  In addition to Wellendorf, the newly elected directors of the board of directors are Justin Huscher and Patrick Eilers, both affiliated with Madison Dearborn Partners, LLC, and Pierre Lapeyre, Jr. and David Leuschen, both affiliated with Carlyle/Riverstone.  The Buyer has advised WEG that it intends to expand the size of the board and appoint three additional directors who satisfy the “independence” requirements of the NYSE and the SEC as soon as practicable.

Additionally, WEG expects to introduce a new name for the partnership within 90 days.

“We look forward to our relationship with Madison Dearborn and Carlyle/Riverstone and feel confident that the expertise and relationships these investment firms possess will provide additional momentum for the partnership’s growth,” Wellendorf said. “We remain focused on our goal of growing cash distributions by at least 10 percent per year while maintaining safe and efficient operations.”

For additional information about the acquisition, please refer to WEG's Form 8-K filed with the SEC on the date of this press release.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership’s filings with the Securities and Exchange Commission.